EXHIBIT 10.4

HAVERTY FURNITURE COMPANIES, INC.
DIRECTOR COMPENSATION PLAN

SECTION 1
PURPOSE

1.1	Purpose

The purpose of the Director’s Compensation Plan (the “Plan”) is to enable Haverty Furniture Companies, Inc. (the “Company”) to compensate directors who contribute to the Company’s success by their abilities, ingenuity and industry, and to better ensure that the interest of such directors are more closely aligned with the interests of the Company’s stockholders.

SECTION 2
ADMINISTRATION

2.1	Nominating and Corporate Governance Committee

The Plan shall be administered by the Nominating and Corporate Governance Committee of the Board of Directors (the “Governance Committee”).  The day to day administration of the Plan shall be administered by a Management Committee consisting of the Chairman of the Board, Chief Executive Officer and Corporate Secretary of the Company or such other senior officers as the Chief Executive Officer shall designate.  Under the direction and guidance of the Governance Committee of the Board, the Management Committee shall interpret the Plan, shall recommend to the Governance Committee amendments and rescissions of rules relating to it from time to time as it deems proper and in the best interest of the Company and shall take any other action necessary for the administration of the Plan.

SECTION 3
PARTICIPATION

3.1	Participants

Each person who is a director of the Company on the Effective Date (as defined in Section 6.1 of the Plan shall become a participant in the Plan on the Effective Date.  Thereafter, each director of the Company shall become a Participant immediately upon election to the Board.

SECTION 4
SHARES AVAILABLE FOR THE PLAN

4.1	Maximum Number of Shares

Subject to 4.2, the maximum number of shares of Common Stock which may at any time be awarded under the Plan is five hundred thousand (500,000) shares of Common Stock.  Awards may be from shares held in the Company’s treasury.

4.2	Adjustment to Shares of Stock Issuable Pursuant to the Plan

In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock split, stock split-up, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares, or other similar change in corporate structure or change affecting the capitalization of the Company, an equitable adjustment shall be made to the number of shares issuable under this Plan as the Company’s Board of Directors determines is necessary or appropriate, in its discretion, to give proper effect to such corporate action.  Any such adjustment determined in good faith by the Company’s Board of Directors shall be conclusive and binding for all purposes of this Plan.

SECTION 5
COMPENSATION

5.1	Amount of Compensation

The annual retainer fee, meeting fee, committee fee or any other compensation paid to those individuals duly elected to the Company’s Board of Directors (“Director Compensation”) shall be determined by the Governance Committee. Director Compensation shall be paid, unless deferred pursuant to the current Director’s Deferred Compensation Plan, or any successor thereto, as amended from time to time (“Deferred Compensation Plan”), on the Payment Dates of the Annual Period as defined in Section 5.7 and 5.8.

5.2	Annual Retainer

    The Annual Retainer Fee (“Annual Retainer”) shall be determined by the Governance Committee and shall consist of cash and common stock.  Two-thirds of each director’s annual retainer fee shall be paid in shares of the Company’s Common Stock, $1.00 par value per share (the “Common Stock”) on the first Payment Date of the Annual Period. The remaining portion of the fee, at the election of the director, may be paid in cash on November 1 or in shares of Common Stock on the first Payment Date of the Annual Period.  In addition to the Annual Retainer and meeting fees, the Company may provide a non-executive chairman of the board, if any, with an additional annual retainer to perform the duties of chairman of the board of directors.

5.3	Election of Annual Retainer Fee

    In the discretion of each director, he or she may, by written election made on or before October 31 of the calendar year prior to the Annual Period, elect to receive 100% of his or her annual retainer fee in shares of the Company’s Common Stock.  Such election shall be irrevocable with respect to the next Annual Period’s annual retainer fee and shall be effective for the next succeeding Payment Date.

5.4	Determination of Number of Shares of Common Stock Issuable

On the first day of the Annual Period each year, the number of whole shares of Company Common Stock to be paid to a director in respect of such director’s annual retainer fee shall be determined by dividing the dollar amount of the annual retainer fee to be paid in Company common Stock by the Market Price of the Common Stock (as hereinafter defined) as of the first day of the Annual Period (or if the first day of the Annual Period is not a day on which trading is conducted on the securities market or exchange on which the Company’s Common Stock is then traded, then as of the last such trading day occurring before the first day of the Annual Period).  No fractional share shall be paid pursuant to this Section 5.4 and in lieu thereof the director shall be paid the cash equivalent of any such fraction share.

For the purpose of this Section 5.4, “Market Price” shall mean, as of any date, the closing price of the Company’s Common Stock on such date as quoted by the New York Stock Exchange or, if the Company’s Common Stock is then traded on a different securities market or exchange, the closing price of such Common Stock as quoted on such market or exchange.

5.5	Meeting Fees

In addition to payment of the annual retainer fee provided for in Sections 5.1 and 5.2 each non-employee director shall be paid additional fees in cash for attendance at the Board and Committee meetings (“Meeting Fee”).  An annual committee chair retainer fee shall be paid in cash to each non-employee director who is serving as Chairman of each of the Board of Directors’ standing committees (“Committee Chairman Fee”). The Meeting Fee and the Committee Chairman Fee shall be determined by the Governance Committee from time to time.

5.6	Deferral of Compensation

In accordance with the Deferred Compensation Plan, each Director may by October 31 of each calendar year prior to the Annual Period or at such later time as may be provided by Treasury Regulations promulgated under Section 409A of the Code, may elect to receive his or her Compensation for the Annual Period in the form of cash, deferred cash, common stock or deferred common stock, or any combination thereof in accordance with Section 5.2 and 5.3.  Unless otherwise provided under the term of the Annual Retainer, if no election is received by the Company, the Director shall be deemed to have made an election to receive his or her Annual Retainer in the same manner as the prior Annual Period.  An election under this Section 5.6 and in accordance with the terms of the Deferred Compensation Plan shall apply to the Director Compensation earned during the Annual Period (as defined below) for which the election is effective.

5.7	Payment Dates

    The term “Payment Date” shall mean the first day of the Annual Period and each November 1 of the Annual Period.

5.8	Annual Period

The term “Annual Period” shall mean the period which begins on the Company’s Annual Stockholders Meeting and terminates the day before the succeeding Annual Stockholders’ Meeting.

SECTION 6.
GENERAL PROVISIONS

6.1	Effective Date and Term of Plan

The Plan was adopted by the Board on February 23, 2006, and approved by the Company’s stockholders on May 16, 2006 (the “Effective Date”). This Plan was amended and restated on March 25, 2009 and February 24, 2010. The Plan shall remain in effect, subject to the right of the Board to terminate the Plan at any time pursuant to Section 6.2, until the date immediately preceding the tenth (10th) anniversary of the Effective Date of the Plan.

6.2	Termination and Amendment

Subject to the approval of the Governance Committee and the Board of Directors, the Management Committee may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company, including, but not limited to, any amendment necessary to ensure that the Company may obtain any regulatory approval required; provided however, that to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required.  The Board of Directors, at the recommendation of the Governance Committee, may at any time suspend the operation of or terminate the plan.  No amendment, suspension or termination may impair the right of a director or the director’s designated Beneficiary to receive benefits accrued prior to the effective date of such amendment, suspension or termination.

6.3	Six Month Holding Period

All shares of Common Stock issued under the Plan must be held for six months from the date of issuance prior to any disposition by the Director.

6.4	Applicable Law

The Plan shall be construed and governed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed as of February 24, 2010.

HAVERTY FURNITURE COMPANIES, INC.

By:	/s/ Clarence H. Smith
Clarence H. Smith
President and Chief Executive Officer

ATTEST:

By:	/s/ Belinda J. Clements
Belinda J. Clements Assistant Corporate Secretary